Exhibit 10.8

Summary English Translation

LEASE FOR OFFICE SPACE AND OTHER BUSINESS SPACE

(within the definition of Article 230(a), Book 7, Dutch Civil Code)

Date: May 17, 2011

Lessor: Stichting BioPartner Academisch Bedrijven Centrum Leiden

Lessee: Prosensa Therapeutics B.V.

THE UNDERSIGNED

name: Stichting BioPartner Academisch Bedrijven Centrum Leiden

with registered office in: Leiden at J.H. Oortweg 21, postal code 2333 BD hereinafter to be referred to as ‘Lessor,’

represented by: Mr H.W. Venema, director, BioPartner Center Leiden

AND

name: Prosensa Therapeutics B.V.

with registered office in: Leiden at J.H. Oortweg 21, postal code 2333 BD hereinafter to be referred to as ‘Lessee’

represented by: Mr J.G.C.P. Schikan and Mr. L. Dochez

Lessor and Lessee hereinafter referred to as: the “Parties”;

Lessor has as its object the provision of services and spaces, research facilities and resources to companies so as to facilitate the establishment, growth and innovation of companies in general and in the area of the life sciences in particular. Except for special occasions, rental agreements are set for a 5 year term and lessees are aware moving to other locations to make space for new growth companies.

The leased object, designated use

1.1 Lessor leases to Lessee and Lessee leases from Lessor the space(s) in accordance with the attached space outline, hereinafter referred to as the “Leased object”, located at J.H. Oortweg 21 in Leiden, which space is indicated in further detail on the drawing, initialled by the parties and attached to this lease as an annex, and therefore constituting a part of this lease. (Annex 1: drawing)

1.2 The Leased object will be used by or on behalf of Lessee as a laboratory and/or desk work space, server space or storage of goods required for Lessee’s activities.

1.3 Without the advance permission of Lessor in writing, Lessee is not permitted to use the Leased object for any purpose other than as described in article 1.2.

1.4 The maximum permitted floor load in the Leased object is 400 kg/m².

1.5 Lessee is allowed to sub lease to related companies.

Conditions

2.1 The “GENERAL PROVISIONS FOR LEASES OF OFFICE SPACE and other business space within the definition of Article 230(A), Book 7, Dutch Civil Code,” filed with the court registry of the District Court of The Hague on 11 July 2003 and registered there under number 03-54, hereinafter referred to as the “General Provisions,” make up a part of this lease. The parties are familiar with the content of these General Provisions. Lessee and Lessor have received a copy of the general provisions.

2.2 The General Provisions referred to in article 2.1 apply, excepting insofar as explicitly deviated from in this lease or where application of those general provisions in relation to the Leased object is impossible. In case of conflict between the Dutch text of the General terms and conditions and the English translation thereof, the English text will prevail.

Service agreement

3.1 The service contract, attached as allonge 1 makes up a part of this lease. Lessee is obliged to sign the service contract.

3.2 The service contract can only be terminated jointly with the lease.

Duration, extension and cancellation

4.1 This lease is entered into for the duration of 5 year, commencing on August 1, 2011 and running up to and including July 31, 2016

4.2 -4.3 Lessee can terminate this lease by giving notice for the first time effective on July 31, 2013 and effective on July 31 of each subsequent years, with a with due observance of a period of at least 6 months.

4.4 Lessor can terminate this lease by giving notice taking effect from the end of the lease term referred to in 4.1 or 4.2 with due observance of a period of at least 6 months.

4.5 Notice of termination must be effected by bailiff’s notification or by registered letter.

4.6 This lease terminates on July 31, 2016

Rent, VAT, rent adjustment, payment obligation, payment period

5.1 Lessee’s payment obligation consists of:

the rent.

5.2 The rent for the leased object is, on an annual basis, per m² for the labspace € 257.89 and office space € 164.56 excl. VAT price level 2011(price level 2011).

5.3 Ration labspace versus office space should be 2:1,

5.4 In case the ratio is not met the lessee will compensate in operational losses of the Lessor.

5.5 The rent, as well as the compensation for additional supplies and services as referred to above in article 5.3 will be adjusted annually as of 1 January, for the first time as of 1 January 2012, by a minimum of the index as referred to in articles 9.1 to 9.4 of the general provisions, and by a maximum of the inflation over the preceding calendar year and 2,5%.

5.6 The Parties agree that Lessee will charge turnover tax on the rent and compensation for additional supplies and services.

5.7 For each payment period of 1 calendar month (price level 2011), the amounts are as follows:

- the rent (if all spaces as referred to in article 3.1 are leased) € 34.281,58 excl VAT.

5.8. The monthly payment as noted in article 5.6, need to be paid before the commencement of the month.

VAT

6.1 Defines that all amounts noted are excluded from VAT

6.2 The Parties agree that the rent is charged with turnover tax and that they apply for not submitting a jointly request to charge the lease with turnover tax, as referred to in Paragraph 45, dated 24 March 1999, nr. VK 99/571. The Lessee will use the Leased object permanently, by itself or by others, for purposed which are fully VAT deductible, as referred to in Article 15 of the Dutch Turnover Tax Act 1968.

Bank guarantee/Security deposit

7. The Parties agree that Article 12 of the general provisions does not apply to this lease. Instead, prior to the start of the lease period, Lessee must furnish a security deposit in the amount of 3 months’ payment obligation. Clause 12 of the General Provisions is not applicable.

Administrator

8. Until Lessor notifies otherwise, the facility manager of BioPartner Center Leiden, in the person of Mr M. Hogewoning, will act as facility manager.

Special provisions

9.1 Lessee undertakes the obligation to conform to the regulations and organisational structure of Leiden University in regard to safety and environmental procedures.

9.2 An official report of handover documenting the state of the Leased object upon commencement of the lease will be made before signing this agreement and will be part of this agreement. In the report of handover parties will determine if there are any defects to the Leased object and the ultimate date on which the Lessor will have repaired these possible defects. The report of handover will be attached to this agreement. (Annex 4: Report of handover)

9.3 Not applicable

9.4 Lessee must notify Lessor in writing within a reasonable period of time after discovering any defects in the Leased object.

9.5 In supplement to the General Provisions, specifically article 6.11.2.4, the Parties agree that only disposal costs up to an amount of € 100.00, excl VAT will be deemed to be negligible costs.

9.6 In supplement to the General Provisions, specifically article 6.11.2.7, the Parties agree that the improvements to the Leased object, made by the lessee, shall not be removed by, or at the expense of, the Lessee.

9.7 Lessee is under no circumstances allowed to make changes to the building other than approved by the Lessor.

9.8 Lessor is under no circumstances liable for faults in modifications placed by Lessee and additions and/or objects taken over by Lessee from Lessee’s predecessor, unless approved for by the Lessor.

9.9 If Lessor terminates the contract during the lease period, in case of insolvency the Lessee owes the total rent till the end of the lease term.

Annexes:

- Annex 1: Space chart of the leased object

- Annex 2: Drawing of the leased object

- Annex 3: General provisions of office space, as referred to in article 2.1

- Annex 4: Allonge I (service contract)

Annex 3: General provisions of office space, as referred to in article 2.1

GENERAL PROVISIONS FOR LEASES OF OFFICE SPACE

and other commercial accommodation within the meaning of Article 7:230A of the Civil Code

Model established by the Real Estate Council (ROZ) in July 2003, lodged with the Clerk of the Court in The Hague on 11 July 2003 and registered there under number 72/2003. All liability for detrimental consequences of the use of the text of this model is hereby excluded by the ROZ.

Extent of the Subjects

1. The expression “the Subjects” shall also be taken to include the systems and provisions within the Subjects, insofar as they are not excluded in the report on transfer annexed to and initialled by the parties as relative to this Lease.

Condition

2. At the start of the Lease the Subjects are or shall be delivered to and accepted by the Tenant in their then existing condition. That condition shall be established in a dated report on transfer annexed as an appendix to and initialled by the parties as relative to the Lease and forming part of the Lease. If no report on transfer is prepared at the start of the Lease, then the Subjects will be considered to have been transferred to and accepted by the Tenant in the condition which the Tenant might expect from a well-maintained property of the type to which the Lease relates.

Defects

3. It shall be considered that there is a defect in the Subjects if, taking account of their condition or any characteristic or other circumstance not attributable to the Tenant, the Tenant cannot enjoy the use of the Subjects at the commencement of the Lease which it might expect to enjoy.

Inspection in connection with suitability

4. The Tenant shall be obliged to carry out a thorough inspection of the Subjects before the commencement of the Lease in order to confirm that the Subjects are suitable or can be rendered suitable by the Tenant for the purposes intended. The Landlord has not investigated the suitability of the Subjects and shall only be bound to draw the Tenant’s attention to defects known to the Landlord and which the Landlord knows would negatively affect their suitability. The Landlord shall not be liable for the consequences of defects of which it was not and ought not to have been aware.

Expertise

5. If the Tenant or the Landlord is not sufficiently expert, then it/they shall be obliged to have an expert present or be represented by an expert when the report on transfer is made up and at the inspection referred to in Clause 4.

Use

6.1 The Tenant shall use the Subjects during the whole term of the Lease actively, properly and personally exclusively for the purpose indicated in the Lease and paying due attention to existing restricted rights and any requirements imposed or to be imposed (including requirements relating to the Tenant’s business, the use of the Subjects and everything present within the Subjects) by the government or utility companies. The Tenant shall furnish and stock the Subjects adequately at the start of the Lease. The Tenant shall keep the Subjects fully furnished and stocked. The term “utility companies”, when used in this Lease, shall also include similar organisations whose business it is to supply, deliver and meter the use of energy, water, etcetera.

6.2 The Tenant shall comply with statutory provisions and local ordinances as well as normal commercial practice in relation to leases, government, utility company and insurance company provisions. The Tenant may only employ businesses in connection with carrying out work relating to security, fire-prevention and lift engineering if the Landlord has issued its approval of those businesses in advance and if the businesses are recognised by the National Prevention Centre (NCP) or the Netherlands Institute of Lift Engineers. The Tenant may not have the aforementioned type of work carried out itself, if that type of work is included in the context of supplies and services to be arranged and commissioned by the Landlord. The Tenant shall at all times observe the conditions of use issued by these businesses. Likewise, the Tenant shall take account of all verbal or written instructions issued by or on behalf of the Landlord in the interests of proper use of the Subjects and of internal and external accommodation, systems and services pertaining to the building or complex containing the Subjects. This also covers instructions relating to maintenance, inspection, noise levels, tidiness, fire prevention, parking regime and the proper functioning of the systems and the building or complex containing the Subjects.

6.3 The Tenant shall not cause any hindrance or inconvenience by its use of the building or complex containing the Subjects. The Tenant shall also ensure that any third parties present with its permission will not cause any nuisance.

6.4 The Tenant is entitled and obliged to use the communal provisions and services made or to be made available in the interests of the proper operation of the building or complex containing the Subjects.

6.5 The Landlord shall be entitled to have access to the roofs, external walls, spaces not accessible by the public or by the Tenant, the immoveable appurtenances within and outside the building or complex and also the gardens and ground pertaining to the building or complex, for itself, tenants and third parties, for the purpose of installing or erecting (illuminated) advertising, sign-work, antenna systems and for other purposes. If the Landlord wishes to exercise this right, the Landlord shall notify the Tenant accordingly in advance and shall take the Tenant’s interests into consideration when exercising this right.

6.6 The Landlord may refuse the Tenant access to the Subjects if the Tenant has not (yet) complied with its obligations under the Lease when it wishes to start using the Subjects. This shall not affect the date of entry under the Lease, nor the Tenant’s obligations under the Lease.

(Government) conditions and permissions

6.7.1 The Tenant shall itself be liable for obtaining any necessary dispensations and/or permissions, including permission for use in relation to the conduct of its business for which the Subjects are or shall be used. The costs arising from this shall be met by the Tenant. The refusal or revocation of such consents shall not afford any opportunity for terminating the Lease nor for any other action against the Landlord.

6.7.2 The Tenant shall carry out its own investigations at the start of the Lease as to whether the Subjects are suitable for the Tenant’s intended use thereof. If any alterations or other provisions have to be carried out in, on or to the Subjects either at the start of the Lease or later as a result of government conditions or conditions imposed by other competent authorities in order to allow the Subjects to be used for the Tenant’s intended purposes, then such alterations or provisions shall be carried out by the Tenant at its own expense, once prior approval has been given by the Landlord.

6.7.3 If any alterations or other provisions are required in, on or to the Subjects in connection with the business operations being carried out there or in order to allow the Subjects to be used for the Tenant’s intended purposes, the Tenant shall be responsible, without prejudice to the terms of Clauses 6.8.1 to 6.8.3 inclusive and 6.11.1 to 6.11.7 inclusive, for ensuring that such work will be carried out in accordance with the requirements imposed or to be imposed by the government or other competent authorities. The Tenant is responsible for continual compliance with the requirements of any consent obtained or to be obtained. The Landlord therefore does not grant any indemnity to the Tenant in respect of (government) orders, further investigation or the taking of further steps.

Environment

6.8.1 If an environmental investigation is undertaken at the start of the Lease in relation to the Subjects, and a subsequent similar investigation either during or after the end of the Lease discloses higher concentrations of one or more substances in, on or about the Subjects than those present at the time of the earlier inspection, then the Tenant shall be liable to pay any damages arising from the pollution and shall be liable to the Landlord for costs incurred in removing the pollution or the taking of other steps. The Tenant shall indemnify the Landlord against claims in this context by third parties, including government institutions.

6.8.2 The provisions in Clause 6.8.1 shall not apply if the Tenant proves that the pollution has not occurred because of actions or omissions on its own part or by its staff or other individuals or articles under its supervision and are not related to circumstances for which the Tenant can be blamed.

6.8.3 The Landlord does not grant any indemnity to the Tenant in respect of (government) orders, further investigation or the taking of further steps.

Waste material/chemical waste

6.9 The Tenant shall comply fully with any guidelines, conditions or instructions issued by government or other competent authorities in relation to the (separate) collection of waste materials. In the event of failure to comply (fully) with this obligation, the Tenant shall be liable for any resulting financial, criminal and other consequences.

Apartment rights

6.10.1 If the building or complex containing the Subjects is or comes to be divided into apartment rights, the Tenant shall observe the conditions relating to usage imposed by the deed of division and regulations. The same shall apply if the building or complex is or becomes part of a co-operative.

6.10.2 The Landlord shall not, so far as possible, lend its co-operation to the imposition of any conditions which would be in conflict with the Lease.

6.10.3 The Landlord shall ensure that the Tenant receives a copy of the conditions relating to usage, as specified in Clause 6.10.1.

Prohibitions and procedural conditions

6.11.1 The Tenant is not permitted to:

a. have any environmentally hazardous materials in, on or in the immediate vicinity of the Subjects, including noxious, flammable or explosive materials, unless these are held in the normal course of business;

b. load the floors of the Subjects or the building or complex containing the Subjects in excess of the technically permitted limit or the limit prescribed in the Lease;

c. use the Subjects in such a way as results in the occurrence of soil or other pollution, damage to the Subjects or spoiling of the appearance of the Subjects, including the use of transportation equipment which might damage walls or floors;

d. introduce alterations or facilities in, on or about the Subjects in contravention of government or authority conditions or the conditions under which the owner of the Subjects acquired that ownership or other restricted rights, or such as might be a nuisance to other tenants or neighbors or hinder their usage rights.

6.11.2.1 The Tenant shall at all times keep the Landlord informed in writing about any alterations or additions which the Tenant wishes to carry out or obtain in, on or about the Subjects, such as nameplates, advertisements, boards, recommendations, publications, structures, joinery-work, packaging, goods, vending machines, lighting, sun awnings, roller shutters, aerials and associated equipment, flagpoles, blanking out of windows etcetera.

6.11.2.2 Alterations and additions shall be deemed to include the making of holes in the facades, floors and walls.

6.11.2.3 The Tenant shall require the Landlord’s prior written consent for the complete or partial alteration of the furnishings or fittings within the Subjects, unless the alterations or additions are of a sort that can be dismantled and removed at nominal cost at the end of the Lease.

6.11.2.4 Unless the parties agree otherwise in writing, the Landlord does not grant any consent for alterations and additions which the Tenant wishes to introduce if they cannot be removed at the end of the Lease without damaging the Subjects and at nominal cost, or if these alterations and additions are not necessary for the proposed use of the Subjects, or if the enjoyment of the tenancy would not be improved, or if the Landlord has any strong objections to the proposals.

6.11.2.5 The Landlord shall be entitled to impose conditions in relation to any alterations or additions desired by the Tenant, such as in relation to the carrying out and positioning of the work, the proportions and the materials to be used. The Tenant shall be obliged to comply with any conditions imposed by the relevant competent authorities in relation to its alterations or additions.

6.11.2.6 Alterations and additions introduced by the Tenant shall not form part of the Subjects, whether or not the work is done with the Landlord’s approval.

6.11.2.7 Except insofar as otherwise agreed in writing between the parties, alterations and additions introduced by or on behalf of the Tenant must be dismantled and removed before the end of the Lease.

6.11.2.8 The Tenant waives its rights and claims for unjustified enrichment in connection with alterations and additions introduced by or on behalf of the Tenant and which are not dismantled at the end of the Lease, unless the parties agree otherwise in writing.

6.11.2.9 Without the Landlord’s prior written consent, the Tenant is forbidden from entering or allowing entry to the service and system rooms, the flat roof sections, roofs, drains, and those parts of the Subjects or the building or complex containing the Subjects which are not intended for general use, and from parking commercial vehicles otherwise than in designated parking places.

6.11.3 The Tenant shall behave in accordance with the conditions imposed by government and other authorised bodies, and also verbal and written instructions from the Landlord, in relation to the times for loading and unloading and the manner in which this should be done.

6.11.4 The Landlord shall have no liability whatever for the alterations or additions, etcetera, specified in Clauses 6.11.2.1 and 6.11.2.2.

6.11.5 The Tenant shall keep all fire-fighting equipment, fire escapes and emergency doorways clear at all times.

6.11.6 If the Subjects are equipped with a lift, travelator, escalator or automatic door system or if the Subjects can be accessed by means of one or more of these facilities, or similar ones, then use of these facilities shall be entirely at the user’s own risk. All conditions issued or to be issued by the Landlord, the relevant installers or the government must be strictly adhered to. The Landlord shall be entitled to switch such facilities off - for as long as necessary - without the Tenant having any rights to compensation or reduction of rental.

6.11.7 If articles introduced by the Tenant (including advertising or other sign-work) have to be removed temporarily in connection with maintenance or repair work to the Subjects or the building or complex containing the Subjects, the costs of such removal, any storage costs and the reinstatement costs shall all be the Tenant’s financial and risk responsibility, whether or not the Landlord gave permission for the said articles to be introduced in the first place.

Requests/permissions

6.12.1 If, after this Lease is signed, the Landlord or the Tenant requests a deviation from and/or supplement to any provision of this Lease, then the Landlord or the Tenant shall apply for such deviation and/or supplement in writing.

6.12.2 If and to the extent that any provision of this Lease requires the permission of the Landlord or the Tenant, such permission will only be deemed to have been granted if it is granted in writing.

6.12.3 Any permission given by the Landlord or the Tenant shall operate on a one-time-only basis and shall not apply to other or later instances. The Landlord and the Tenant shall be entitled to make their respective permissions subject to conditions.

Penalty provisions

7.1 If, having duly received a notice of default from the Landlord, the Tenant continues to breach the conditions in the Lease and in these General Conditions, then the Tenant shall, if no other penalty is specified, be liable to pay to the Landlord an immediately recoverable fine of € 250.- per day for every day during which the Tenant continues in default. The foregoing is without prejudice to the Landlord’s right to full compensation insofar as the losses suffered exceed the penalty imposed.

Sub-let

8.1 The Tenant shall not be permitted, without the Landlord’s prior written consent, to let, sub-let or grant usage rights over the Subjects in whole or in part to third parties, nor to assign the tenancy rights in whole or in part to third parties nor to incorporate them into any partnership of individuals or other legal entity.

8.2 If the Tenant contravenes the foregoing provisions, it will be liable to the Landlord for a directly enforceable penalty for each day that the contravention continues, equivalent to two times the daily rental payable by the Tenant at the time, without prejudice to the Landlord’s right to have the Lease complied with or to dissolve the Lease on the grounds of breach of contract, and to claim damages.

Review of rental

9.1 The rental review agreed in Clause 4.5 of the Lease shall take place on the basis of the alteration of the monthly price index of the Consumer Price Index (CPI), all households series (2000 = 100), published by the Central Bureau of Statistics (CBS). The amended rental shall be calculated according to the following formula: the amended rental shall be equivalent to the existing rental of the date of amendment, multiplied by the index point in the fourth calendar month before the calendar month in which the rental is reviewed, divided by the index point of the sixteenth calendar month before the calendar month in which the rental is reviewed.

9.2 The rental shall not be adjusted if the adjustment would lead to a lower rental than the most recently valid figure. In such a case the most recently valid rental figure will continue to apply until a subsequent indexation of the index point in the calendar month four months prior to the adjustment is higher than the index point of the calendar month four months prior to the calendar month in which the most recent adjustment took place. In such a case the rental adjustment will use the index points of the calendar months indicated in the foregoing sub-paragraph (9.1).

9.3 It is necessary for the validity of a newly indexed rental that the Tenant is advised separately in advance of the indexation proposed or just carried out.

9.4 An indexation method as closely comparable as possible shall be used if the CBS ceases publication of its index points or alters their basis of calculation, and in case of a difference of opinion on this matter, the party taking the initiative may ask the Director of the CBS to pronounce a decision to be binding on the parties. Half of any costs associated with this will be borne by each of the parties.

End of the Lease or of Use

10.1.1 Unless otherwise agreed in writing, the Tenant shall surrender the Subjects to the Landlord at the end of the Lease or at the end of use thereof in the condition as described in the report on transfer at the start of the Lease, account being taken of any normal wear and tear and ageing.

10.1.2 If no report on transfer has been prepared in relation to the Subjects at the start of the Lease, then the Subjects shall be handed back by the Tenant to the Landlord at the end of the Lease or the end of the Tenant’s use in the condition which might reasonably be expected from a well-maintained property of the type to which the Lease relates, without defects, unless otherwise agreed in writing, and subject to normal wear and tear and ageing.

10.1.3 In any debate over the condition of the Subjects at the start of the Lease, the Tenant will be assumed to have received the Subjects in good condition and without defects.

10.1.4 Furthermore, the Subjects will be handed back to the Landlord completely vacated, free of use and rights of use, properly cleaned and with all keys, key cards and suchlike pertaining thereto. The Tenant shall be obliged to remove all items it has introduced in, on or about the Subjects or which were taken over by it from the foregoing tenant or occupier, all at the Tenant’s expense. The Landlord shall not be liable to make any payment for items not removed. Items not already removed may be removed at the Tenant’s expense. The provisions of Clauses 6.11.2.6 and 6.11.2.7 shall apply.

10.2 If the Tenant ends its use of the Subjects prematurely, the Landlord shall be entitled to obtain access to and take over possession of the Subjects at the Tenant’s expense, with no rights to compensation accruing to the Tenant.

10.3 All items deemed to have been abandoned by the Tenant through leaving them in the Subjects when it actually leaves the Subjects may, in the Landlord’s option, be removed by the Landlord, at the Tenant’s expense, without any liability on the Landlord’s part. The Landlord shall be entitled - unless the Landlord is aware that the ensuing tenant has taken the items over - to take these items away for immediate destruction at the Tenant’s expense or to appropriate them to its own possession and thereafter, if so desired, to sell them and retain the proceeds of sale, all in the Landlord’s own discretion. If the ensuing tenant has taken over the items, the Tenant shall be obliged to prepare a description, along with the ensuing tenant, of all items being taken over by the ensuing tenant. This description, initialled by the Tenant and the ensuing tenant, should be sent to the Landlord immediately after it is prepared.

10.4 Unless otherwise agreed in writing between the Landlord and the Tenant, the Tenant shall in no circumstances be entitled to leave behind any items in the Subjects after the end of the Lease while awaiting a response to the question as to whether an ensuing tenant is likely to want to take over these items. If the Tenant fails to comply with this provision, the Landlord shall be entitled, at its own discretion, to have the items in question destroyed immediately, at the Tenant’s expense, or else to appropriate these items to its own use and, if so desired, to sell them and retain the proceeds of sale.

10.5 The Subjects must be inspected by the parties jointly, in good time before the end of the Lease or the end of use. A report of this inspection shall be prepared by the parties and shall record the findings in relation to the condition of the Subjects. This report shall also record which work still has to be done at the Tenant’s expense in relation to repairs apparently required in terms of the report and any maintenance required in hindsight, as well as the manner in which that work will have to be accomplished. The inspection and the preparation and signing of the inspection report shall be effected either by the parties or by their appointed representatives. The parties will not be able to challenge the authority of such representatives after the event.

10.6 If, after having had a clear opportunity to do so, the Tenant does not co-operate in the inspection and/or the recording of the findings and arrangements in the inspection report, the Landlord shall be entitled to carry out the inspection without the Tenant’s attendance and to fix the terms of the report as binding on the parties. The Landlord shall give a copy of such a report to the Tenant straight away.

10.7 The Tenant shall be obliged to carry out or arrange to have carried out the work which it must do or have done in terms of the inspection report within the time limit set in the report or such time limit as is agreed between the parties, all to the Landlord’s satisfaction. If the Tenant fails to comply with its obligations under the inspection report, in whole or in part, even after having received a notice of default, the Landlord shall be entitled to have the work carried out and to recover the associated costs from the Tenant.

10.8 The Tenant shall be liable to pay a sum to the Landlord for the time taken up in repairing the Subjects, counting from the day after the date on which the Lease ends, calculated with reference to the most recently applicable rental and payment for ancillary supplies and services, all without prejudice to the Landlord’s claim for payment of further damages and costs.

Damage and Liability

11.1 The Tenant shall take appropriate and timely steps to prevent and confine any damage to the Subjects such as damage from electrical short circuit, fire, leakage, storm, frost or any other weather conditions, influx and escape of gases and liquids. The Tenant must inform the Landlord immediately if such damage, or an event such as specified in Clause 11.6, occurs or threatens to occur.

11.2 If the Tenant has relevant access thereto, the provisions of the foregoing sub-paragraph shall also apply to the building or complex containing the Subjects.

11.3 The Tenant shall be liable to the Landlord for all damages and losses to the Subjects unless the Tenant proves that no blame should be attached to it, to individuals it allows into the Subjects, its staff and those individuals for whom the Tenant is liable, or that no negligence can be attributed to any of them, all without prejudice to the terms of Clauses 13.1, 13.4, and 13.5 in relation to the Tenant’s maintenance, repair and renewal obligations.

11.4 The Tenant indemnifies the Landlord against all fines imposed on the Landlord because of the Tenant’s actions or negligence.

11.5 The Landlord shall not be responsible for the consequences of defects of which it was unaware and ought not to have been aware at the commencement of the Lease.

11.6 The Landlord shall not be liable for any damage occasioned to the Tenant’s person or goods and the Tenant shall have no right to have the rental reduced, to set-off or suspend any payment obligations, or to dissolve the Lease in the event of a reduction in the enjoyment of the tenancy because of defects, including such reduction as a result of patent or latent defects in the Subjects or the building or complex containing the Subjects, weather conditions, discontinuation of access to the Subjects, vacant property in the vicinity, discontinuation of gas, water, electricity, heating, ventilation or air-conditioning supplies, failure of systems and equipment, influx and escape of gases or liquids, fire, explosion, or shortfall in the provision of services. Likewise the Landlord shall not be responsible for damage to the persons or goods of third parties present in the Subjects and the Tenant indemnifies the Landlord against all third party claims.

11.7 The Tenant shall be liable for damages resulting from alterations and additions introduced into the Subjects by it or on its behalf. The Tenant indemnifies the Landlord against claims by third parties for damages sustained because of alterations and improvements made by the Tenant.

11.8 The Landlord shall not be liable for the Tenant’s commercial losses or for losses resulting from activities of other tenants, or from restriction on the use of the Subjects caused by third parties, or for defects arising because the Tenant has not met its maintenance obligations.

11.9 The provisions of Clauses 11.6 and 11.8 in relation to commercial losses will not apply in cases resulting from serious fault or gross negligence on the Landlord’s part in relation to the condition of the Subjects or the building or complex containing the Subjects. Likewise the provisions of Clauses 11.6 and 11.8 in relation to commercial losses will not apply if the damage is caused by a defect in the Subjects of which the Landlord was or ought to have been aware at the start of the Lease, unless it relates to defects which the Tenant was aware of or could have been aware of by virtue of its inspection described in Clause 4, with such a defect then not being able to be regarded as a defect as between the parties.

Bank guarantee

12.1 As a guarantee for the proper compliance with its obligations under the Lease, the Tenant shall provide to the Landlord, when the Lease is signed, a bank guarantee in a form of words specified by the Landlord, for the amount stated in the Lease, related to the Tenant’s payment obligations to the Landlord. This bank guarantee shall also apply to any extension of the Lease including any amendments thereto and shall continue for at least six months after the date on which the Subjects are actually vacated by the Tenant and the Lease is ended. Moreover this bank guarantee shall be valid in relation to the Tenant’s legal successor(s).

12.2 The Tenant shall not be entitled to set-off any payments against the bank guarantee.

12.3 In the event that the bank guarantee is called in, the Tenant shall immediately arrange, on the Landlord’s first request, to have a new bank guarantee issued for an amount adjusted to the new payment obligations.

12.4 After any upward review of the rental or the (advance) payment for supplies and services and the current Turnover Tax, the Tenant shall be obliged to have a new bank guarantee issued immediately for an amount adjusted to the new payment obligations.

12.5 Prior to the start of each new rental period under an extension of the Lease, the Tenant shall immediately arrange to have a new bank guarantee issued for an amount adjusted to the new payment obligations.

12.6 If the Tenant fails to comply with the obligations described in this Clause, it shall forfeit an immediately payable fine of € 250.- to the Landlord for every calendar day that the Tenant remains in breach, after the Tenant’s attention has been drawn to the breach by means of registered letter.

Maintenance, repair and renewal, inspections and tests

13.1 The Landlord shall be responsible for the costs of maintenance, repair and renewal work to the Subjects, as specified at Clause 13.3 below. The Tenant shall be responsible for all other maintenance, repair and renewal works, including the costs of inspections and tests at the Subjects. If the Subjects form part of a building or complex, the above-mentioned provisions shall apply also to the specified costs in relation to the building or complex containing the Subjects, such as work on communal systems, spaces and other communal facilities.

13.2 Unless otherwise agreed between the parties, the work specified in Clauses 13.3 and 13.4 shall be carried out by or on the instructions of the party who is liable to pay for it. The parties shall proceed to have such works carried out in good time.

13.3 The Landlord shall be responsible for the costs of:

a. maintaining, repairing and renewing the structural parts of the Subjects, such as foundations, columns, balconies, structural floors, roofs, flat roof sections, outer walls and structural facades;

b. maintaining, repairing and renewing the stairs, stair treads, sewage pipes, drains, and external window frames. The provisions in Clause 13.4, sub k, shall still apply to sewage pipes;

c. replacement of components and renewal of systems pertaining to the Subjects;

d. external paintwork.

The work specified at a. to d. inclusive shall be the Landlord’s financial responsibility, unless the work can be regarded as minor repairs, including small-scale and daily maintenance in the legal sense or else work to items not introduced in on or about the Subjects by or on behalf of the Landlord.

13.4 The Tenant shall be responsible for the following, in clarification or, as the case may be, in derogation from or supplementation to Clause 13.1:

a. external maintenance insofar as it can be shown to relate to routine repairs including minor and daily maintenance in the legal sense, and internal maintenance other than maintenance as specified in Clause 13.3, all without prejudice to the following provisions;

b. maintenance, repair and renewal of door and window furniture, glazing and glass doors, mirror, window and other frames;

c. maintenance and repair of roller shutters, venetian blinds, canopies and other awnings;

d. maintenance, repair and renewal of switches, power sockets, bell systems, light-bulbs, lighting (including fittings), batteries, floor-coverings, soft furnishings, internal paintwork, sinks, kitchen equipment and sanitary ware;

e. maintenance, repair and renewal of pipe-work and valves for gas, water and electricity, fire-, burglary- and theft-prevention measures and everything pertaining thereto;

f. maintenance, repair and renewal of boundary partitions, garden and ground, including pavements;

g. regular and proper maintenance, together with regular testing and certification of all technical systems pertaining to the Subjects, including the replacement of any small components. This work may only be carried out by contractors approved by the Landlord;

h. all testing and inspection, whether prescribed by government or not and both regular and casual, as may reasonably be deemed necessary, in the areas of reliability and safety, and for checking good working order, of the systems (technical or otherwise) pertaining to the Subjects or the Subjects’ immoveable appurtenances; the said testing and inspections shall be carried out on the Tenant’s instructions; so far as the costs arising from this are concerned, these shall be governed, as far as possible, by the following provisions in Clauses 16.3 to 16.8 inclusive.

i. maintenance, repair and renewal of items introduced by or on behalf of the Tenant, whether or not this is done under a provisional estimate provided by the Landlord to the Tenant;

j. attention to cleaning the Subjects and keeping them clean, both internally and externally, including keeping the windows, roller shutters, venetian blinds, canopies and other awnings, the outside window frames and facades of the Subjects clean, and the removal of any graffiti left on the Subjects.

k. attention to installation of grease-traps, cleaning and unblocking traps, drains and all waste and sewage pipes as far as the municipal sewer for the Subjects, scrubbing of sinks and cleaning out ventilation ducts.

13.5 The Tenant shall be liable for maintaining, repairing and renewing any alterations and additions introduced to the Subjects by or on behalf of the Tenant.

13.6 If, having been given due notice, the Tenant neglects maintenance, repair or renewal work for which it is liable - or if, in the Landlord’s opinion this work has been carried out improperly or poorly - the Landlord shall be entitled to have the works of maintenance, repair or renewal deemed to be necessary carried out at the Tenant’s cost and risk.

If the work which should have been done at the Tenant’s expense cannot be postponed, the Landlord shall be entitled to carry out that work or have it carried out immediately, at the Tenant’s expense.

13.7 The Landlord shall consult with the Tenant, in advance, in relation to works of maintenance, repair and renewal which are the Landlord’s liability, as regards the manner in which they should be carried out, so far as possible with the Tenant’s interests in mind. If the Tenant asks for these works to be carried out outside normal working hours, the Tenant shall be liable for any extra costs involved.

13.8 The Tenant shall be responsible for the proper and skilful use of the technical systems in the Subjects. The Tenant shall likewise be responsible for any maintenance of those systems carried out by it or on its instructions. The fact that the maintenance is carried out by a business approved by the Landlord shall not absolve the Tenant from this responsibility.

13.9 The Tenant shall notify the Landlord straight away, in writing, of any faults in the Subjects. In that notification, the Tenant shall give the Landlord a reasonable time - not less than six weeks, except in the case of a calamity - to make a start on rectifying any fault which is the Landlord’s financial responsibility.

13.10 If the Landlord and the Tenant agree that the maintenance, repair and renewal work in, on or about the Subjects or the building or the complex containing the Subjects, as specified in Clauses 13.1, 13.4 and 13.5, which is the Tenant’s responsibility, shall be carried out on the Landlord’s instructions rather than the Tenant’s, then the associated costs shall be passed on by the Landlord to the Tenant. In some cases the Landlord will conclude maintenance contracts for this work.

Adjustments by or on behalf of the Landlord

14.1 The Landlord shall be permitted to carry out, or have carried out, work or inspections in, on or about the Subjects or the building or complex containing them or the adjacent premises in the context of maintenance, repair and renewal. This shall include the introduction of extra facilities and alterations or work required in connection with (environmental) requirements or measures imposed by the government or other competent authorities.

14.2 If the Landlord wishes to proceed with renovation of the Subjects, it shall put a proposal for such renovations to the Tenant. A proposal for renovations will be considered reasonable if it is approved by at least 51% of the tenants whose subjects are affected by the renovations and if such tenants rent at least 70% of the rentable floor area in m2, including vacant property, of the building or complex containing the Subjects affected by the proposed renovations. For the calculation of the percentage, the Landlord shall be regarded as tenant of any un-let but rentable floor area in m2.

14.3 Renovation shall be deemed to include (partial) demolition, replacement new build, additions and alterations to the Subjects or the building or complex containing them.

14.4 The provisions in Article 7:220, paragraph 1, 2 & 3 of the Civil Code shall not be applicable. Renovation and maintenance work to the Subjects or the building or complex containing them shall not constitute a defect as far as the Tenant is concerned. The Tenant shall permit maintenance and renovations works to the Subjects or the building or complex containing them and provide the Landlord with the opportunity to carry out such works, without any right to reduction of the rental or any other payment obligation, partial or complete dissolution of the Lease and/or compensation.

14.5 In relation to those parts of the Subjects of which the Tenant does not enjoy exclusive rights of use, such as communal spaces, lifts, escalators, stairs, stairwells, passages, access points, and/or other immoveable appurtenances, the Landlord shall be entitled to alter the fittings and finishings thereof and to move, replace or eliminate these parts of the Subjects.

Landlord’s access rights

15.1 If the Landlord wishes to have a valuation of the Subjects carried out or wishes to proceed with having work carried out in, on or to the Subjects, the Tenant shall be obliged to provide access to the Landlord or those applying to the Tenant on the Landlord’s behalf, and to make facilities available for the work to be carried out.

15.2 In order to carry out the tasks described in Clause 15.1, the Landlord and all individuals appointed by it shall be entitled to enter the Subjects, after consultation with the Tenant, between 07.00 hours and 17.30 hours on working days. In cases of emergency, the Landlord shall be entitled to enter the Subjects even without consultation and/or outside the foresaid times.

15.3 In the event of any proposed lease, sale or auction of the Subjects, and during the final year before the end of the Lease, the Tenant shall be obliged, on having received prior notification by or on behalf of the Landlord, to provide the opportunity, without any payment, for viewings of the Subjects during at least two working days per week. The Tenant shall allow the usual “To Let” or “For Sale” signs or posters to be erected on or about the Subjects

Costs of supplies and services

16.1 In addition to the rental, the Tenant shall be liable for the costs of supply, transportation, metering and usage of water and energy for the Subjects, including the costs of entering into the relevant contracts and meter rental, and any penalties or fines imposed by the utility companies. The Tenant shall conclude the contracts for supply with the relevant organisations, unless the Subjects have no separate connection and/or the Landlord arranges this as part of the supplies and services provided under the Lease.

16.2 If the parties have not contracted for any ancillary supplies and services, the Tenant shall arrange for these at its own cost and risk, to the Landlord’s satisfaction. In such cases the Tenant shall conclude service contracts, as approved by the Landlord, in relation to the systems within the Subjects.

16.3 If the parties have agreed that ancillary supplies and services will be provided by or on behalf of the Landlord, the Landlord shall establish the payment for these due by the Tenant on the basis of the costs incurred in providing these supplies and services together with the relevant administrative cost element. Insofar as the Subjects form part of a building or complex and the supplies and services also relate to other parts thereof, the Landlord shall fix the proportion of the costs reasonably due by the Tenant for those supplies and services. The Landlord shall not be required to take account of the fact that the Tenant may not use one or more of those supplies and services. If one or more parts of the building or complex are not in use, the Landlord shall ensure, when fixing the Tenant’s share, that it is not higher than it would have been if the whole of the building or complex had then been in use.

16.4 The Landlord shall send out to the Tenant a detailed statement for each year in relation to the costs of the supplies and services, with information on how these were calculated and, so far as applicable, the Tenant’s share of those costs.

16.5 A statement shall be sent out after the end of the Lease for the period not yet accounted for. This final statement shall be sent out not later than 14 months after the previous statement was sent out. Neither the Landlord nor the Tenant shall be allowed to make any premature claims for set-off.

16.6 If it is apparent from the statement for a period in question, and taking account of advance payments, that the Tenant has paid too little or that the Landlord has received too much, there shall be an additional payment or a repayment within one month after the statement is sent out. A challenge to the accuracy of the statement shall not result in any suspension of this payment obligation.

16.7 The Landlord shall be entitled, after due consultation with the Tenant, to alter the nature and scope of the supplies and services or to let them lapse.

16.8 The Landlord shall be entitled to adjust the advance payment due by the Tenant for supplies and services on an interim basis in relation to the anticipated costs, including in the circumstances mentioned in Clause 16.7.

16.9 If the supply of gas, electricity, heat and/or (hot) water is included in the supplies and services, the Landlord shall be entitled, after due consultation with the Tenant, to adjust the method of ascertaining the usage and the Tenant’s share, connected therewith, of the costs of usage.

16.10 If the usage of gas, electricity, heat and/or (hot) water is ascertained by reference to metering equipment and if any dispute arises over the Tenant’s share of the usage costs because of non-functioning or incorrect functioning of those meters, then that share shall be established by a company, to be called in by the Landlord, specialising in the measuring and establishment of gas, electricity, heat and/or (hot) water consumption. This shall also apply in the case of damage, destruction or fraud in relation to the meters, without prejudice to the Landlord’s other rights in such cases against the Tenant, such as the right to repair or renewal of those meters and payment of any losses sustained.

16.11 Except in the case of gross negligence or serious fault, the Landlord shall not be liable for any losses resulting from the non-functioning or the improper supply of the aforementioned provisions and services. Likewise the Tenant shall not, in such cases, have any claim for reduction in rental and/or set-off against any payment obligation.

Costs, default

17.1 In all cases where the Landlord issues a summons, notice of default or bailiff’s notification to the Tenant, or where proceedings are taken against the Tenant for compliance with its Lease obligations or vacation of the premises, the Tenant shall be obliged to pay to the Landlord all costs incurred, both judicial and extra-judicial - except when there is a final court order against the Landlord for payment of procedural costs.

The costs incurred will be established in advance between the parties at a level no lower than the normal tariff charged by bailiffs.

17.2 The Tenant shall be in default on the mere expiry of one payment period.

Payments

18.1 Payment of the rental and all further charges arising in terms of this Lease shall be made in Dutch legal tender not later than on the due date - without deduction, discount, retention or set-off against any claim the Tenant has or believes it has against the Landlord - by payment or transfer to a bank account indicated by the Landlord. This is without prejudice to the Tenant’s right to remedy any defects itself and to deduct the reasonable costs thereof from the rental if the Landlord is in default in remedying those defects. The Landlord shall be free, by means of written intimation to the Tenant, to amend the place or method of payment. The Landlord shall be entitled to decide which of any outstanding claims under the Lease shall be reduced by any payment received from the Tenant, unless the Tenant specifically indicates otherwise when it makes the payment. In this last case, the provisions in article 6:50 of the Civil Code shall not be applicable.

18.2 On every occasion when an amount due by the Tenant under this Lease is not paid promptly to the Landlord, there shall, by operation of law, be an immediately payable penalty due by the Tenant to the Landlord, of 2% of the amount due per calendar month (with each part of a month counting as a full month) subject to a minimum of € 300.- per month, from the date when the amount became due.

Taxes, burdens, duties, premiums

Turnover Tax

19.1 If it has been agreed that Turnover Tax will be charged on the rental, the Tenant and the Landlord hereby explicitly declare that an assumption was made when setting the rental that the Tenant would use or cause the use of the Subjects continuously for at least the minimum percentage of time set or to be set in order to qualify for entitlement to deduction of Turnover Tax, insofar as that can be elected for a lease subject to Turnover Tax.

19.2 The Landlord and the Tenant shall avail themselves of the opportunity to waive the service of a joint option request, under Information Note 45, Order of 24 March 1999, no. VB 99/571, for a rental chargeable to Turnover Tax and shall suffice instead with a declaration completed and signed by the Tenant, which declaration shall form an integral part of the present Lease.

19.3 a If the Tenant is not (or no longer) using the Subjects or causing them to be used for considerations entitling deduction of Turnover Tax and the exception from the exemption to deduct Turnover Tax from the rental thereby comes to an end, then the Tenant shall no longer be due to pay Turnover Tax on the rental to the Landlord or its legal successor(s) but shall be liable, from the date such termination becomes effective, to make a separate payment to the Landlord or its legal successor(s) in addition to the rental, in lieu of Turnover Tax, which shall compensate the Landlord in full for:

I.	the Turnover Tax on running costs of and investment in the Subjects which is not, or no longer, deductible by the Landlord or its legal successor(s) as a result of the termination of the option;

II.	the Turnover Tax which the Landlord or its legal successor(s) will have to pay to the tax authorities by way of re-calculation as specified in Section 15, para. 4 of the Turnover Tax Act 1968 or review as specified in Sections 11 to 13, inclusive, of the Turnover Tax Implementation Order 1968, all as a result of the termination of the option;

III.	all other losses suffered by the Landlord or its legal successor(s) as a result of termination of the option.

19.3 b The financial losses suffered by the Landlord or its legal successor(s) as a result of the termination of the option shall be paid by the Tenant to the Landlord, or its lawful successor(s) regularly along with the regular payments of the rental and shall, with the exception of losses specified in Clause 19.3a, sub I, be spread over the remaining duration of the current Lease by means of an annuity if possible, but shall be immediately payable in full, in one lump sum, if the Lease is terminated in the meantime for any reason whatever.

19.4 The provisions in Clause 19.3a, sub II, shall not apply if, when the present Lease is concluded, the review period for deductions from Turnover Tax in relation to the Subjects has expired.

19.5 If a situation such as that contemplated in Clause 19.3a should occur, the Landlord or its legal successor(s) shall inform the Tenant how much has to be paid by the Landlord, or its legal successor(s), to the tax authorities and detail the other losses as specified in Clause 19.3a, sub III. The Landlord or its legal successor(s) shall co-operate if the Tenant wishes to have the return submitted by the Landlord or its legal successor(s) checked by an independent chartered accountant. The costs of this would be paid for by the Tenant.

19.6 If, in any financial year the Subjects are not used sufficiently, for the purposes stated in Clause 19.1, the Tenant shall advise the Landlord or its legal successor(s) of this, within four weeks after the end of the financial year in question, by means of a signed Tenant’s declaration. The Tenant shall send a copy of this declaration to the Turnover Tax Inspector within the same period.

19.7 If the Tenant fails to comply with the obligation to notify, as stated in Clause 19.6, and/or the obligation to use the Subjects, as stated in Clause 19.9, or if it appears in hindsight that the Tenant proceeded on the basis of any incorrect assumption and the Landlord or its legal successor(s) was/were therefore wrong to charge Turnover Tax on the rental, then the Tenant shall be in default and the Landlord or its legal successor(s) shall be entitled to recover any resulting financial loss from the Tenant. Such loss shall refer to the full amount of the Turnover Tax due by the Landlord or its legal successor(s) to the tax authorities, together with interest, any surcharges and further costs and damages. The terms of this paragraph make provision for a compensation scheme in the event that the option is terminated with retrospective effect, in addition to the regulations under Clause 19.3a. The extra losses suffered by the Landlord or its legal successor(s) as a result of retrospective impact shall be payable by the Tenant immediately, in full and in one lump sum. The Landlord or its legal successor(s) shall co-operate if the Tenant wishes to have the statement in relation to these extra losses of the Landlord or its legal successor(s) checked by an independent chartered accountant. The costs of this would be paid for by the Tenant.

19.8 The terms of Clauses 19.3a, 19.3b, 19.5 and 19.7 shall also apply if the Landlord or its legal successor(s) is/are only confronted by losses arising form the termination of the option arrangement between the parties after the termination of the Lease, as well as during the currency of the Lease, and such damages would then be payable to the Landlord or its legal successor(s) immediately, in full and in one lump sum.

19.9 Without prejudice to the other relevant provisions of this Lease, the Tenant shall, in every case to which the option right applies, use the Subjects or cause them to be used before the end of the financial year following the financial year in which the Tenant takes on the Lease of the Subjects.

Other taxes, burdens, levies, premiums, etcetera

20.1 The Tenant shall pay the following, even if the assessments are sent to the Landlord:

a. Real Estate Tax in relation to the actual usage of the Subjects and the actual shared use of service spaces, general spaces and communal spaces;

b. environmental levies, including surface water pollution duty, waste water drainage contribution and every other contribution under the heading of environmental protection;

c. betterment levy, or any substitute taxes or levies, in whole or for a proportionate share, if and to the extent that the Tenant benefits from whatever gives rise to the assessment or levy;

d. sewerage charges;

e. other existing or future taxes, including taxes charged for provisions in public areas as well as flag and advertising taxes, municipal land encroachment taxes, burdens, levies and duties:

-	in relation to the actual usage of the Subjects;

-	in relation to the Tenant’s property;

-	those which would not have been charged, or not charged to such an extent, if the Subjects were not being used by the Tenant.

20.2 If any burdens, duties or taxes due by the Tenant are collected from the Landlord, these will be repaid by the Tenant to the Landlord on the Landlord’s first request.

20.3 If a higher than normal fire-insurance premium is charged to the Landlord or other tenants in the building or complex, in relation to the Subjects, or the building or complex containing them, for structures, stock or contents, because of the nature or characteristics of the trade or profession carried out by the Tenant, then the Tenant shall pay the excess above the normal premium to the Landlord or those other tenants. The Landlord and the other tenants shall be free to choose their insurance companies, to decide the insurable values and to assess the reasonableness of the premium charged.

“Normal premium” will be taken to mean the premium which the Landlord or Tenant could stipulate from a well-known and respected insurer for covering the Subjects, stock and contents against risk of fire at the time directly preceding the conclusion of this Lease, without taking any account of the nature or characteristics of the trade or profession to be carried on by the Tenant in the Subjects, together with - for the duration of the Lease - any adjustment in the said premium not resulting from an alteration to the nature and extent of the insured risk.

Joint and several liability

21.1 If more than one (natural or juristic) individual is contractually bound as Tenant, they shall always be liable jointly and severally to the Landlord and each of them for all of the obligations arising under the Lease. Deferment of payment or remission on the Landlord’s part to one of the Tenants, or an offer to do so, shall affect only that Tenant.

21.2 The obligations under the Lease are joint and several, even as regards heirs and others deriving right from the Tenant.

Non-availability at the appropriate time

22.1 If the Subjects are not available on the agreed date of entry under the Lease because they have not been cleared, the previous occupier has not vacated in time or the Landlord has not obtained the requisite government permissions, the Tenant shall not be due to pay any rental nor any payment for ancillary supplies and services until the date when the Subjects are made available for it, and shall also be entitled to postpone its other obligations and the contractually agreed dates by a corresponding period. The rental indexation date shall remain unaltered.

22.2 The Landlord shall not be liable for any losses sustained by the Tenant because of any such delays, unless serious fault or gross negligence on the Landlord’s part can be established.

22.3 The Tenant shall not be entitled to demand cancellation unless the delayed handover is caused by serious fault or gross negligence on the Landlord’s part and such a delay results in circumstances where the Tenant could not reasonably be required to adhere to the Lease in unmodified terms.

Data Protection Act

23. If the Tenant is a natural person, the Tenant shall, by entering into and signing this Lease, give permission for the Landlord and the Property Manager to record and process his/her personal details in a database.

Domicile

24.1 From the date of entry under the Lease, all notifications by the Landlord to the Tenant in connection with the performance of this Lease shall be sent to the address of the Subjects.

24.2 The Tenant undertakes, if the Tenant is no longer carrying on its business from the Subjects, immediately to notify the Landlord of this in writing, at the same time confirming the Tenant’s new domicile.

24.3 If the Tenant leaves the Subjects without providing details of a new domicile to the Landlord, the address of the Subjects shall continue to operate as the Tenant’s domicile.

Complaints

25. The Tenant shall lodge any complaints and requests in writing. This may be done verbally in urgent cases. In such cases the Tenant shall confirm the complaint or request as quickly as possible in writing.

Property Manager

26. If a property manager is appointed by the Landlord, the Tenant shall consult with the property manager on all matters arising from the contract.

Final provisions

27. If one part of the Lease or these General Conditions is void or voidable, this will not affect the validity of the remaining provisions of the Lease or these General Conditions.

In such a case the void or voidable provision(s) shall be substituted, in accordance with the provisions of Article 3:42 of the Civil Code, by provisions as close as legally permissible to what the parties would have agreed if they had been aware of the nullity or voidability.

Annex 4: Service contract

Date: May 3, 2011

Lessor: Stichting BioPartner Academisch Bedrijven Centrum Leiden

Lessee: Prosensa Therapeutics B.V.

THE UNDERSIGNED

name: Stichting BioPartner Academisch Bedrijven Centrum Leiden

with registered office in: Leiden at J.H. Oortweg 21, postal code 2333 BD hereinafter to be referred to as ‘Lessor,’

represented by: Mr H.W. Venema, director, BioPartner Center Leiden

AND

name: Prosensa Therapeutics B.V.

with registered office in: Leiden at J.H. Oortweg 21, postal code 2333 BD hereinafter to be referred to as ‘Lessee’

represented by: Mr J.G.C.P. Schikan and Mr. L. Dochez

Lessor and Lessee hereinafter referred to as: the “Parties”.

The service contract is part of the Lessor of the ‘LEASE FOR OFFICE SPACE AND OTER BUSINESS SPACE’ contract and the split between the two contract is only made for administrative reasons.

The leased object, designated use

1.1 Lessor leases to Lessee and Lessee leases from Lessor the space(s) in accordance with the attached space outline, hereinafter referred to as the “Leased object”, located at J.H. Oortweg 21 in Leiden, which space is indicated in further detail on the drawing, initialled by the parties and attached to this lease as an annex, and therefore constituting a part of this lease. (Annex 1: drawing).

1.2 The service contract makes up a part of this lease. Lessee is obliged to sign the service contract.

Conditions

2.1 The “GENERAL PROVISIONS FOR LEASES OF OFFICE SPACE and other business space within the definition of Article 230(A), Book 7, Dutch Civil Code,” filed with the court registry of the District Court of The Hague on 11 July 2003 and registered there under number 03-54, hereinafter referred to as the “General Provisions,” make up a part of this lease. The parties are familiar with the content of these General Provisions. Lessee and Lessor have received a copy of the general provisions.

2.2 The General Provisions referred to in article 2.1 apply, excepting insofar as explicitly deviated from in this lease or where application of those general provisions in relation to the Leased object is impossible. In case of conflict between the Dutch text of the General terms and conditions and the English translation thereof, the English text will prevail.

Services

3.1 Parties agree amongst others on the following additional supplies and services to be delivered by the Property Company of Leiden University and/or the Stichting BioPartner Academisch Bedrijven Centrum:

- gas/oil use or district heating, including standing charges;

- water consumption, including standing charges;

- electricity consumption, including standing charges, for the leased spaces;

- electricity consumption, including standing charges, for the systems and lighting of the common spaces;

- custodial services and window cleaning (article 13.4 (j), general provisions) based on the standard cleaning frequencies and quality levels adhered to within Leiden University;

- property charges/legal charges (article 20.1, general provisions);

- site surveillance/exterior surveillance of buildings;

- administrative charges for the supplies and services referred to above with a maximum of 5% of the total costs.

3.2 Lessee is aware that the facility manager provides services for the users of the building/complex of which the Leased object is a part, and that Lessee will be making use of these services.

3.3 Lessee is also aware that a number of specific services for the Leased object (such as maintenance and management of data and telephone networks) will be provided directly by other supporting services or institutions of Leiden University or of Stichting BioPartner Academisch Bedrijven Centrum (hereinafter: the supporting services/institutions), including, but not limited to, the University Facilities Services (UFB) and the Informatics Group (I-Group). The costs of the services performed by the I-Group or Stichting BioPartner Academisch Bedrijven Centrum will be charged by Lessor to Lessee.

3.4. The Lessor is not liable for any damage as a result of the failure to function of or the failure to properly deliver any of the services referred to in article 3.1, 3.2 and 3.3, all in the broadest sense, except in case of negligence or intent of the Lessor or in case that the services respectively the provision of such services are performed by order of the Lessor,

Any claim of such exclusion of liability will lapse in case the Lessor has fallen short of his best efforts obligation to ensure the proper functioning of or the proper delivery of the services referred to in article 3.1-3.3. In case of the exclusion of liability by the Lessor, the Lessee will not be entitled to rely on a decrease of the rent and/or a set-off with any payment obligation.

3.5 Services, contact persons and regimens are further described in the LESSEE HANDBOOK (see annex) and all make up part of this lease.

Rent, rent adjustment, payment obligation, payment period

Article is in line with paragraph 5 of the ‘LEASE FOR OFFICE SPACE AND OTHER BUSINESS SPACE’ contract. Specific articles:

4.3 The costs for the supply of energy and water (30%) as a component of the compensation for additional supplies and services as referred to in article 4.3 are exempted from this adjustment. This part of the compensation will be increased by the percentage of the actual increase in the costs of energy and water. The monthly amount for the compensation for additional supplies and services will, therefore, be considered as an advance.

4.6 For each payment period of 1 calendar month (price level 2011), the amounts are as follows:

- the rent (if all spaces as referred to in article 3.1 are leased) € 21.962,08 excl VAT.

Bank guarantee/Security deposit

5. The security deposit as mentioned in article 7 of the ‘LEASE FOR OFFICE SPACE AND OTHER BUSINESS SPACE’ contract also applies to the service contract.

VAT

6.1 Defines that all amounts noted are excluded from VAT.

Special provisions

Article is in line with paragraph 9 of the ‘LEASE FOR OFFICE SPACE AND OTHER BUSINESS SPACE’ contract.

Addendum (‘Allonge’) to the contract

In 2012 and 2013 we prepaid lease and service payments to the lessor that have been agreed on in Allonge II, III, IV.

Ultimo 2012, we leased 3 additional rooms. Allonge IV, determines that the terms and conditions of ‘LEASE FOR OFFICE SPACE AND OTHER BUSINESS SPACE’ contract also apply to the 3 additionally rented rooms described in Allonge IV.